Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Blue Ridge Bankshares, Inc. of our report dated March 11, 2022, relating to the consolidated financial statements of Blue Ridge Bankshares, Inc. and Subsidiaries, appearing in Form 10-K of Blue Ridge Bankshares, Inc. for the year ended December 31, 2021, and to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Elliott Davis, PLLC

Raleigh, North Carolina

November 7, 2022